Exhibit 99.2

PETER L.S. CURRIE APPOINTED TO SAFECO BOARD OF DIRECTORS

SEATTLE – (July 18, 2005) – Safeco’s (NASDAQ: SAFC) board of directors has appointed Peter Currie as director, effective immediately.

Currie, 48, is president of Currie Capital LLC, a private investment firm. Previously he was a managing member of General Atlantic LLC, a worldwide private equity investment company where he continues to serve as special advisor. Before joining General Atlantic, Mr. Currie was a partner and co-founder of The Barksdale group, an early stage venture capital firm. Mr. Currie also served as executive vice president and chief administrative officer of Netscape Communications and executive vice president and chief financial officer of McCaw Cellular Communications, Inc.

“Peter is a terrific new addition to the Safeco board,” said Mike McGavick, Safeco chairman and CEO. “His experience with technology-driven businesses and proven management skills complement the talents of our director team. We look forward to his insight and contributions to Safeco.”

“I am delighted to join the board of this world class company with its depth of experienced management and superb approach to customer service,” said Mr. Currie.

Mr. Currie serves on the boards of TellMe Networks and Zantaz, and is a Charter Trustee of Phillips Academy. He holds an M.B.A. from Stanford University and a B.A. from Williams College.